Exhibit 99

FOR IMMEDIATE RELEASE

February 6, 2014

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FOURTH QUARTER AND TWELVE MONTHS OF 2013

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the fourth quarter and twelve months of 2013. Sales for the quarter were $34.3 million, compared to $35.8 million for the same period in 2012, a 4% decrease. Net income for the fourth quarter was $1.9 million, or $0.31 per diluted share compared to the $1.7 million, or $0.28 per diluted share that was reported in the fourth quarter of 2012, a 12% increase.

For the twelve months of 2013 net sales were $142.5 million compared to $157.5 million in 2012, a 10% decrease. Net income for the year 2013 was $6.9 million or $1.11 per diluted share, compared to $8.6 million or $1.38 per diluted share for the same period in 2012, a 20% decrease.

Leonard F. Leganza, Chairman, President and CEO stated, “All of our business segments which serve diverse markets experienced decreases in their sales resulting in an overall 10% decrease in sales for the year 2013.  Our sales and earnings did improve during the year after a bit of softness in the first quarter.  While remaining stable in the manufacturing sector we did not experience the stronger economy generally predicted to occur in the fourth quarter of 2013.  These uncertain general economic conditions seem to continue.”

Mr. Leganza added, “During 2013, despite the uncertain general economic conditions, we continued to invest in our product development efforts and to support the growth we have experienced particularly in the Class 8 truck market.  Investments in our infrastructure included an addition to the facility at our Eberhard Manufacturing Division and structural upgrades at our Frazer & Jones operation which primarily produces products for the mining markets.”

Mr. Leganza concluded, “The focus and emphasis we have placed on cash flow during the recent years of economic uncertainty have maintained the Company in solid financial position and we are confident our current liquidity will be sufficient and strong enough to support our dividend policy, meet our debt service requirements and replace and upgrade our capital equipment programs as needed.”

The Eastern Company is a 155-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)
THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		TWELVE Months Ended

	13 wks	13 wks	52 wks	52 wks
	Dec. 28, 2013	Dec. 29, 2012	Dec. 28, 2013	Dec. 29, 2012
Net Sales	$ 34,262,039	$ 35,809,652	$142,458,279	$157,509,185

Net Income After Tax	1,923,596	1,723,871	6,901,921	8,625,800

Net Income Per Share:
Basic	$ 0.31	$ 0.28	$ 1.11	$ 1.39
Diluted	$ 0.31	$ 0.28	$ 1.11	$ 1.38

Weighted average
shares outstandings:
Basic	6,221,851	6,219,384	6,220,928	6,216,931
Diluted	6,238,089	6,237,709	6,237,758	6,233,375